SYNCHRONIZATION AND USE LICENSE

This Synchronization and Use License (“Agreement”) is entered into as of the 22nd day of October, 2008, by and between B & H Pictures, Inc., a New Brunswick, Canadian corporation (hereinafter, referred to as the “Producer”), whose address is 11 Pine Court, Maugerville, New Brusnwick, Canada E3A 8M8, and Global Entertainment Holdings, Inc., a Nevada corporation (hereinafter, referred to as the “Licensor”), whose address is 650 N. Bronson Avenue, Suite B-116, Los Angeles, California 90004 USA.

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.           This Agreement is entered into with respect to those certain musical compositions that are set forth under Schedule A (the “Compositions”), attached hereto and made a part of this Agreement, with respect to that certain feature-length, motion picture intended to be produced by the Producer, currently entitled “Blue Seduction” (the “Picture”).

2.           The term of this Agreement (the “Term”) shall commence with the date of execution hereof, and shall continue for a period of twenty-five (25) years.  The territory covered by the license rights to the Compositions under this Agreement, shall be the Universe (the “Territory”).

3.           Licensor hereby grants to Producer and its successors, licensees and assigns, the non-exclusive right for the Term hereof to record the Compositions in any manner, medium, form or language, in each country of the Territory in synchronization for timed relation with the Picture, and to make copies of such recordings in connection with the exploitation of the Picture. As part of the consideration paid for the Compositions, Licensor agrees to cover costs of delivery of materials and to effect certain modifications requested as requested by Producer for insertion into the Picture.

4.           Licensor hereby grants to Producer and its successors, licensees and assigns, the non-exclusive and irrevocable right and license, for the Term hereof, to publicly perform for profit or non-profit, and to authorize others to so perform, the Compositions as part of the exhibition or other exploitation of the Picture, and in any and all advertising or other publicity for the Picture, in the Territory, in any and all media now known or hereafter devised, including, without limitation, theatrical exhibition, television exhibition (including without limitation, free, pay, cable and satellite television) and by means of videograms (which include, without limitation, videocassettes and videodiscs).

5.           Licensor also grants to Producer for the Term hereof, the non-exclusive right to use and to license others to use Licensor’s name in connection with Producer’s exploitation of the Picture; provided that such use is not in the form of a product or service endorsement without Licensor’s prior written consent in each instance.

6.           As full and complete consideration for the rights granted to Producer hereunder, Producer shall pay to Licensor the sum of Twenty Five Thousand ($25,000.00) Dollars (U.S.), due and owing upon the execution hereof, and payable as follows:  (i) the sum of Ten Thousand ($10,000.00) Dollars (U.S.) shall be paid on or before November 14, 2008; and (ii) the balance of Fifteen Thousand ($15,000.00) Dollars (U.S.) shall be paid from Contingency Funds upon completion of principal photography of the Picture, but in no event later than December 15, 2008.

7.           Licensor represents and warrants that Licensor has the full right, power and authority to enter into this Agreement and to grant the rights agreed to be granted hereunder.  Licensor hereby agrees to defend, indemnify and hold harmless Producer, its successors, licensees and assigns from and against any and all claims, liabilities, damages, costs or expenses (including, without limitation, reasonable attorneys’ fees) arising from any breach by Licensor of any representation, warranty, covenant or agreement made by Licensor hereunder.

8.           This Agreement does not authorize or permit any use of the Compositions not expressly set forth herein and does not include the right to alter the fundamental character of the music of the Compositions, to use the title of the Compositions or any simulation thereof as the title or subtitle of any literary work other than the Picture, to use the lyrics or stories of the Compositions, or to make any other use of the Compositions not expressly authorized hereunder.  Licensor reserves exclusively to itself and its successors, licensees and assigns, all right and uses in and to the  Compositions, whether now or hereafter known or in existence, except the limited use expressly licensed hereunder.  By way of illustration and not of limitation, the following rights are specifically reserved to Licensor for Licensor’s own use, and may not be exercised by Producer:

(i)           All rights of reproduction or use of the Compositions on phonograph records, audio tapes and any other types of electronic or sound reproduction, whether now or hereafter known or in existence.  Without limiting the generality of the foregoing, Producer shall not have the right to include or authorize the use of the Compositions or any portion thereof in any phonograph record, audio tape, or other electronic or sound recording of the soundtrack of the Picture, which is exploited or marketed separately from the Picture.

(ii)           The right to use the Compositions in other motion pictures or other television programs.

(iii)           All other rights not expressly set forth herein.

9.           Producer shall accord Licensor screen credit, substantially as set forth below, with respect to the Compositions, on the negative and all positive prints of the Picture, including (without limitation) all videocassettes, videodiscs and any other electronic display, as follows:

“______SONG TITLE______”
Performed by Red Broad & Pamela Stonebrook
Written by Red Broad & Pamela Stonebrook

The foregoing credits shall be approved in advance by Licensor, and shall be in such size and placement as is customarily accorded musical recordings receiving screen credit.  Producer will require compliance with the foregoing credit requirements in all agreements for the distribution, exhibition, or other exploitation of the Picture, to assure that proper credit has been accorded to Licensor; provided, however, that no casual or inadvertent failure to comply with the foregoing credit provisions shall constitute a breach of this Agreement by Producer.

10.           In the event of any breach during the Term of this Agreement by Producer, Licensor’s sole remedy shall be in the recovery of money damages, and Licensor shall not have the right to terminate or rescind this Agreement or to enjoin or restrain the use of or the exhibition, distribution, advertising or exploitation of the Picture.

11.           Nothing contained herein shall in any way obligate Producer to use the Compositions, or to produce, release, distribute, exhibit or otherwise exploit the Picture.  Producer shall be deemed to have fully satisfied its obligations hereunder by paying to Licensor the compensation payable pursuant to the terms hereof.

12.           This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto.  No modification, amendment, or waiver of this Agreement or any of the terms or provisions hereof shall be binding upon Licensor or Producer unless confirmed by a written instrument signed by the duly authorized representatives of Licensor and Producer.  This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.

13.           This Agreement shall be construed in accordance with the laws of the State of California applicable to agreements which are executed and fully performed within the State of California.  All actions, proceedings or litigation brought by either party hereto shall be instituted and adjudicated solely within Los Angeles County, State of California.  Licensor and Producer hereby assent to the jurisdiction of the State Courts of California and the Federal Courts located within the State of California with respect to any matter arising out of or related to this Agreement, irrespective of the fact that Producer is domiciled in Canada.

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

“Licensor”	“Producer”
Global Entertainment Holdings, Inc.	B & H Pictures, Inc.
A Nevada Corporation	A New Brunswick Corporation

By: Gary Rasmussen	By: Jacqueline Giroux
Its: Chief Executive Officer	Its: President

SCHEDULE A

Attached as part of the Synchronization and Use License Agreement between Global Entertainment Holdings, Inc., as “Licensor”, and B & H Pictures, Inc., as “Producer”, dated October 22, 2008.

Song Title	Writer(s) & Performer(s)	Performing Rights Society
“Blue Seduction”	Red Broad, Pamela Stonebrook	BMI
“Big Night”	Red Broad, Pamela Stonebrook	BMI
“Danger”	Red Broad, Pamela Stonebrook	BMI
“Living on the Edge”	Red Broad, Pamela Stonebrook	BMI
“Out on the Street”	Red Broad, Pamela Stonebrook	BMI
“ None of Us”	Red Broad, Pamela Stonebrook	BMI
“ Temptation”	Red Broad, Pamela Stonebrook	BMI
“Underground” to be Renamed “Flash in the Pan” for the Picture	Red Broad, Pamela Stonebrook	BMI